THE STREET.COM NAMES JEFFREY M. CUNNINGHAM TO BOARD OF DIRECTORS

NEW YORK, March 31, 2006 –TheStreet.com, Inc. (Nasdaq: TSCM), a leading multimedia creator of business and investment content, today announced that Jeffrey M. Cunningham has been named to the Company’s board of directors.

”Jeff’s experience in the media industry, as a CEO, investor, and advisor is both broad and deep,” said Thomas J. Clarke, Jr., TheStreet.com’s chairman and chief executive officer. “We expect he’ll be a tremendous asset to our board as we focus our efforts on expanding the Company’s business into new areas.”

Cunningham is currently CEO of Newsmarkets LLC, a publishing and Internet services company and publishers of Directorship magazine, a leading corporate governance publication and website (www.directorship.com).

Prior to forming Newsmarkets, from 2000 to 2002 Cunningham was managing director of the International Finance Fund of Schroders plc. From 1998 to 2000, he held roles such as president of Internet incubator CMGI and chief executive officer of Myway.com, a CMGI portfolio company. In the technology sector, he currently serves on several private company boards, including Quigo Technologies and Inform.com.

From 1980 to 1998, Cunningham held various positions at Forbes Inc., including publisher of Forbes magazine. Under his leadership as publisher, from 1993 to 1998, Forbes magazine was the most successful magazine in America. Prior to that, he was a senior sales and marketing executive with McGraw-Hill, responsible for sales and marketing at Business Week magazine.

“I am very excited to join a company with a brand as compelling as TheStreet.com and to utilize my experience and skills to help them take advantage of the tremendous opportunities ahead,” said Cunningham.

Cunningham serves on other public company boards including Countrywide Financial Corporation, a Fortune 150 company, and Sapient Corporation, a leading IT consulting firm. He also serves on the boards of trustees of the Center for Strategic and International Studies and the Middle East Institute.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading multimedia creator of business and investment content, which it makes available through online publications, content syndication and audio and video programming. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet through its creation of TheStreet.com, a subscription-based news and commentary Web site. Today, TheStreet.com has more than 18 services, offering various types of investors information they can use to help them make better informed investing and trading decisions.

Contact:	TheStreet.com
Debbie Slater, 212-321-5409
debbie.slater@thestreet.com